                                                                    EXHIBIT 12.1

                         REGENERON PHARMACEUTICALS, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             (Dollars in thousands)

                                                                      Years ended December 31,
                                                   -------------------------------------------------------------
                                                     2000         2001         2002         2003         2004
                                                   ---------    ---------    ---------    ---------    ---------
Earnings:
    Income (loss) from continuing operations
       before income (loss) from equity investee   ($ 17,077)   ($ 75,178)   ($124,350)   ($107,395)   $  41,565
    Fixed charges                                      1,309        3,888       13,685       14,108       14,060
    Amortization of capitalized interest                  --           --           --           33           78
    Interest capitalized                                  --           --         (222)        (276)          --
                                                   ---------    ---------    ---------    ---------    ---------
Adjusted earnings                                  ($ 15,768)   ($ 71,290)   ($110,887)   ($ 93,530)   $  55,703
                                                   =========    =========    =========    =========    =========

Fixed charges:
    Interest expense                               $     281    $   2,657    $  11,859    $  11,932    $  12,175
    Interest capitalized                                  --           --          222          276           --
    Assumed interest component of rental charges       1,028        1,231        1,604        1,900        1,885
                                                   ---------    ---------    ---------    ---------    ---------
Total fixed charges                                $   1,309    $   3,888    $  13,685    $  14,108    $  14,060
                                                   =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                    (A)          (A)          (A)          (A)         3.96
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
(A)   Due to the registrant's losses for the years ended December 31, 2000,
      2001, 2002, and 2003, the ratio coverage was less than 1:1. To achieve a coverage ratio of 1:1, the registrant must generate additional earnings of the amounts shown in the table below.

                                                             Years ended December 31,
                                                   ------------------------------------------------
                                                     2000          2001         2002        2003
                                                   ---------    ---------    ---------    ---------
Coverage deficiency                                $  17,077    $  75,178    $ 124,572    $ 107,638